--------------------------------------------------------------------------------


                      COINSURANCE AND ASSUMPTION AGREEMENT

                                 by and between

                     UNUM LIFE INSURANCE COMPANY OF AMERICA

                                      and

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                          Dated as of October 1, 1996


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                     Page
                                                                     ----
ARTICLE I     DEFINITIONS...........................................   1

ARTICLE II    BUSINESS REINSURED....................................   4

ARTICLE III   ASSUMPTION OF DIRECT LIABILITY........................   5

ARTICLE IV    TERRITORY.............................................   6

ARTICLE V     ADMINISTRATION; CHANGES; CREDITING RATES..............   6
   Section 5.01.  Administration....................................   6
   Section 5.02.  Contract Changes or Reserve Assumption Changes....   6
   Section 5.03.  Crediting Rates...................................   6

ARTICLE VI    INDEMNIFICATION.......................................   7
   Section 6.01.  Obligation to Indemnify...........................   7
   Section 6.02.  Notice of Asserted Liability......................   7
   Section 6.03.  Right to Contest Claims of Third Parties..........   7
   Section 6.04.  Indemnification Payments..........................   8

ARTICLE VII   PREMIUMS; RECOVERIES..................................   8

ARTICLE VIII  EXPENSE ALLOWANCE.....................................   9

ARTICLE IX    ACCOUNTING............................................   9

ARTICLE X     TRANSFER OF ASSETS....................................   9

ARTICLE XI    TRUST ACCOUNT.........................................  10
   Section 11.01. General Account Reserves..........................  10
   Section 11.02. Trust Fund........................................  10

ARTICLE XII   INSOLVENCY............................................  12

ARTICLE XIII  OFFSETS...............................................  12

ARTICLE XIV   RIGHTS WITH RESPECT TO COINSURED LIABILITIES..........  13

ARTICLE XV    ERRORS AND OMISSIONS..................................  13

ARTICLE XVI   DUTY OF COOPERATION...................................  13

ARTICLE XVII  ARBITRATION...........................................  13



ARTICLE XVIII TERMINATION...........................................  14

ARTICLE XIX   MISCELLANEOUS PROVISIONS..............................  14
   Section 19.01. Notices...........................................  14
   Section 19.02. Amendment.........................................  15
   Section 19.03. Counterparts......................................  15
   Section 19.04. No Third Party Beneficiaries......................  16
   Section 19.05. Assignment........................................  16
   Section 19.06. Governing Law.....................................  16

                                    EXHIBITS

EXHIBIT A - 1       Endorsement - Contractholder

EXHIBIT A - 2       Endorsement - Certificateholder

EXHIBIT B - 1       Certificate of Assumption - Contractholder

EXHIBIT B - 2       Certificate of Assumption - Certificateholder


                                   SCHEDULES

SCHEDULE 1.01       Coinsured Contracts

SCHEDULE 1.02       States in Which Coinsured Contracts May be Issued

SCHEDULE 1.03       Lincoln Separate Account

SCHEDULE 1.04       UNUM Separate Account

SCHEDULE 11.02      Authorized Investments

                      COINSURANCE AND ASSUMPTION AGREEMENT
                      ------------------------------------


          THIS COINSURANCE AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of October 1, 1996, is made by and between UNUM Life Insurance Company of America, a Maine domiciled stock life insurance company ("UNUM"), and The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company ("Lincoln").

          WHEREAS, UNUM has agreed to issue certain group annuity contracts upon the written request of Lincoln; and

          WHEREAS, Lincoln has agreed to reinsure the general account obligations of UNUM under the group annuity contracts referred to above on the terms and conditions set forth herein; and

          WHEREAS, Lincoln has agreed to assume such group annuity contracts on a state by state basis upon the receipt of applicable regulatory approvals; and

          WHEREAS, UNUM desires that Lincoln perform all administrative functions on behalf of UNUM with respect to such group annuity contracts and Lincoln has agreed to provide such services pursuant to the terms of the Administrative Services Agreement (as defined below);

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          The following terms shall have the respective meanings set forth below throughout the Agreement:

          "Administrative Services Agreement" means the Administrative Services
           ---------------------------------
Agreement entered into by and between UNUM and Lincoln, dated as of the date hereof.

          "Affiliate" means, with respect to any Person, at the time in
           ---------
question, any other Person controlling, controlled by or under common control with such Person.

          "Agreement" means this Coinsurance and Assumption Agreement.
           ---------

          "Asserted Liability" shall have the meaning set forth in Section 6.03
           ------------------
hereof.

          "Assumption Date" shall have the meaning set forth in Article III
           ---------------
hereof.

          "Business Day" means any day other than a Saturday, Sunday, a day on
           ------------
which banking institutions in either the State of Maine or Indiana are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

          "Calculated Asset Value" shall have the meaning set forth in Section
           ----------------------
11.01 hereof.

          "Certificate of Assumption" shall have the meaning set forth in
           -------------------------
Article III hereof.

          "Claims Notice" shall have the meaning set forth in Section 6.02
           -------------
hereof.

          "Coinsured Contracts" means all group annuity contracts of the types
           -------------------
which are described on Schedule 1.01 hereto and issued by UNUM after the date hereof pursuant to the written request of Lincoln prior to the date which is 18 months from the date hereof (unless extended by the written consent of the parties hereto) in any of the states listed on Schedule 1.02 hereto, and all certificates and participation agreements issued in accordance with the terms of such group annuity contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

          "Coinsured Liabilities" means those Insurance Liabilities which are
           ---------------------
general account obligations of UNUM, excluding any general account liabilities that relate to (i) amounts transferred from the UNUM Separate Account to the general account of UNUM pending distribution to holders of the Coinsured Contracts, (ii) amounts held in the general account of UNUM pending transfer to the UNUM Separate Account and (iii) guaranteed death benefits under the UNUM Separate Account in excess of account values.

          "Contractholders" means the holders of the Coinsured Contracts and the
           ---------------
certificateholders under the Coinsured Contracts.

          "Expense Allowance" shall have the meaning set forth in Article VIII
           -----------------
of this Agreement.

          "Extra Contractual Obligations" means all liabilities for
           -----------------------------
consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by Lincoln or any of its Affiliates, whether intentional or otherwise, or from any reckless conduct or bad faith, in connection with the handling of any claim under any of the Coinsured Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Coinsured Contracts.

          "General Account Reserves" means the general account statutory
           ------------------------
reserves of UNUM (without regard to this Agreement) with respect to the Non-Novated Contracts determined pursuant to Maine SAP, as such reserves would be included in lines 1, 10.2 or 10.3 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (1994 format), including (for the avoidance of doubt) any general account statutory reserve adjustments in relation to UNUM Separate Account Liabilities.

          "General Account Reserves Statement" shall have the meaning set forth
           ----------------------------------
in Section 11.01 hereof.

          "Indemnified Party" shall have the meaning set forth in Section 6.02
           -----------------
hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 6.02
           ------------------
hereof.

          "Indemnity Reinsurance Agreement" means the Indemnity Reinsurance
           -------------------------------
Agreement entered into by and between UNUM and Lincoln dated as of the date hereof.

          "Insurance Liabilities" means all liabilities and obligations arising
           ---------------------
under the Coinsured Contracts (including, without limitation, UNUM Separate Account Liabilities) including without limitation: (i) all liability for premium taxes, (ii) all liability for returns or refunds of premiums under the Coinsured Contracts, (iii) all liability for commission payments and other fees or compensation payable with respect to the Coinsured Contracts to or for the benefit of agents, brokers and service providers, (iv) Extra Contractual Obligations and (v) all guaranty fund assessments and similar charges imposed with respect to the Coinsured Contracts based on premiums paid.

          "Lincoln" shall have the meaning set forth in the introductory
           -------
paragraph hereof.

          "Lincoln Certificate" means a certificate substantially in the form of
           -------------------
Exhibit B-2 to the Trust Agreement.

          "Lincoln Separate Account" means the separate account of Lincoln
           ------------------------
described on Schedule 1.03 hereto.

          "Loss" shall have the meaning set forth in Section 6.01 hereof.
           ----

          "Maine SAP" means the statutory accounting principles and practices
           ---------
prescribed or permitted by the Bureau of Insurance of the State of Maine.

          "Non-Novated Contracts" means Coinsured Contracts that are not Novated
           ---------------------
Contracts.

          "Novated Contracts" shall have the meaning set forth in Article III
           -----------------
hereof.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Post-Closing Indemnity Reinsurance Agreement" means the Post-Closing
           --------------------------------------------
Indemnity Reinsurance Agreement entered into by and between Lincoln and UNUM dated as of the date hereof.

          "Required Amount" shall have the meaning set forth in Section 11.02
           ---------------
hereof.

          "Termination Certificate" means a certificate substantially in the
           -----------------------
form of Exhibit C to the Trust Agreement.

          "Third Party Claimants" shall have the meaning set forth in Section
           ---------------------
6.03 hereof.

          "Trust Account" shall have the meaning set forth in Section 11.02
           -------------
hereof.

          "Trust Agreement" means the Trust Agreement entered into by and among
           ---------------
Lincoln, UNUM and Trustee dated as of the date hereof.

          "Trustee" means the trustee named in the Trust Agreement and any
           -------
successor trustee appointed as such pursuant to the terms of the Trust
Agreement.

          "UNUM" shall have the meaning set forth in the introductory paragraph
           ----
hereof.

          "UNUM Separate Account" means the separate account of UNUM described
           ---------------------
on Schedule 1.04 hereto.

          "UNUM Separate Account Liabilities" means the insurance liabilities
           ---------------------------------
that are reflected in the UNUM Separate Account and that relate to the Coinsured Contracts.


                                  ARTICLE II

                               BUSINESS REINSURED
                               ------------------

          Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, UNUM hereby agrees to cede and transfer to Lincoln, and Lincoln hereby agrees to accept and indemnity reinsure, on a coinsurance basis, 100% of the Coinsured Liabilities.

                                  ARTICLE III

                         ASSUMPTION OF DIRECT LIABILITY
                         ------------------------------

          Notwithstanding any other provision in this Agreement to the contrary, Lincoln agrees to assume the Insurance Liabilities under a Coinsured Contract, on a state by state basis, at such time as it receives from the insurance regulatory authority of such state approval for a group annuity contract policy form which is substantially similar to the form of such Coinsured Contract and obtains any other regulatory approvals which are required for it to assume such Coinsured Contracts issued to residents of such state. A rider substantially in the form attached hereto as Exhibit A-1 or A-2, as applicable, shall be issued with the original issuance of every Coinsured Contract covered hereunder. Upon Lincoln receiving approval for a group annuity contract policy form in a particular state and obtaining any other required regulatory approvals, it shall promptly provide notice to UNUM of the receipt of such approvals. Lincoln shall thereafter assume the applicable Coinsured Contracts issued to insureds in such state as of (i) if such notice is given on or prior to the 25th day of any month, the first day of the second month following the month in which such notice is given, and (ii) if such notice is given after the 25th day of any month, the first day of the third month following the month in which such notice is given (each such date hereinafter being referred to as the "Assumption Date" and the Coinsured Contracts so assumed hereinafter being referred to as the "Novated Contracts"). Lincoln shall issue to the insureds under the Coinsured Contracts in force in such state a Certificate of Assumption substantially in the form attached hereto as Exhibit B-1 or B-2, as applicable (the "Certificate of Assumption").

          Lincoln shall be the successor to UNUM under the Novated Contracts as if the Novated Contracts were direct obligations originally issued by Lincoln. Lincoln shall be substituted in the place and stead of UNUM, and each Contractholder under a Novated Contract shall be entitled to disregard UNUM as a party thereto and treat Lincoln as if it had been originally obligated thereunder. The Contractholders shall have the right to file claims arising under the Novated Contracts on or after the effective date of such novation, directly with Lincoln and shall have a direct right of action for Insurance Liabilities reinsured thereunder against Lincoln, and Lincoln hereby consents to be subject to direct action taken by any Contractholder under a Novated Contract. Lincoln accepts and assumes the Novated Contracts subject to any and all defenses, setoffs and counterclaims to which UNUM would be entitled in relation to the Insurance Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated hereby and that Lincoln shall be fully subrogated to all such defenses, setoffs and counterclaims.

                                  ARTICLE IV

                                   TERRITORY
                                   ---------

          This Agreement shall apply to Coinsured Contracts covering lives and risks wherever resident or situated.


                                   ARTICLE V

                    ADMINISTRATION; CHANGES; CREDITING RATES
                    ----------------------------------------

          Section 5.01.  Administration.  Pursuant to the Administrative
                         --------------
Services Agreement, UNUM has appointed Lincoln to perform all administrative services with respect to the Non-Novated Contracts and Lincoln has agreed to perform such services on behalf of UNUM, including, but not limited to, the collection of premiums and other amounts due from Contractholders, the direct payment of all Coinsured Liabilities and the administration of claims. In the event of the termination of the Administrative Services Agreement pursuant to
Section 8.02(a) thereof, UNUM will assume all administrative services with respect to the Non-Novated Contracts and Lincoln will pay to UNUM a monthly expense allowance in accordance with the terms of the Administrative Services Agreement. In addition, in the event of such termination, UNUM will indemnify and hold Lincoln harmless against all liabilities for consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by UNUM or any of its Affiliates subsequent to the date of termination, whether intentional or otherwise, or from any reckless conduct or bad faith by UNUM or any of its Affiliates, in connection with the handling of any claim under any of the Non-Novated Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Coinsured Contracts.

          Section 5.02.  Contract Changes or Reserve Assumption Changes.  UNUM,
                         ----------------------------------------------
on its own initiative, shall not change (a) the terms and conditions of any Coinsured Contracts or (b) the assumptions and methods used by UNUM to establish the General Account Reserves. Lincoln shall share proportionately, on a 100% coinsurance basis, in any contract changes or changes in the assumptions and methods used to establish the General Account Reserves that are required by any regulatory authority having jurisdiction over UNUM in the ordinary course of such authority's exercise of its powers or otherwise required by law, provided that prior to effectuating any such change UNUM shall promptly notify Lincoln of such proposed change and afford Lincoln the opportunity, to the extent practical under applicable law, to object to such change under applicable administrative procedures (both formal and informal).

          Section 5.03.  Crediting Rates.  UNUM shall set crediting rates with
                         ---------------
respect to the Non-Novated Contracts as directed by Lincoln after consultation with UNUM.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

          Section 6.01.  Obligation to Indemnify.  Lincoln agrees, subject to
                         -----------------------
the terms and conditions set forth below in this Article VI, to indemnify, defend and hold harmless UNUM (and its directors, officers, employees, affiliates, successors and permitted assigns) from and against all Losses (as hereinafter defined) arising from Insurance Liabilities assumed by Lincoln pursuant to this Agreement.

          As used in this Article VI, Loss and/or Losses shall mean claims, losses, liabilities, damages, deficiencies, costs, expenses (including attorneys' fees), interest, taxes and penalties.

          Section 6.02.  Notice of Asserted Liability.  Subject to Section 6.03,
                         ----------------------------
in the event that any party hereto wishes to assert a claim for indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall deliver written notice (a "Claims Notice") to the other party (the "Indemnifying Party") no later than 45 days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.

          Section 6.03.  Right to Contest Claims of Third Parties.  (a)  If an
                         ----------------------------------------
Indemnified Party asserts a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a "Third Party Claimant") that may result in a Loss with respect to which the Indemnified Party is entitled to indemnification pursuant to this Article VI (an "Asserted Liability"), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which Claims Notice shall, in accordance with the provisions of
Section 6.02 hereof, be delivered no later than 45 days after such Asserted Liability is actually known to the Indemnified Party. Failure to deliver a Claims Notice with respect to an Asserted Liability in a timely manner shall not be deemed a waiver of the Indemnified Party's right to indemnification for Losses in connection with such Asserted Liability but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's Losses would have been less had such Claims Notice been timely delivered.

          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle the Asserted Liability; provided, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing; and provided, further, that the Indemnifying Party shall not settle any Asserted Liability unless (i) such settlement is on exclusively monetary terms or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. The failure of the Indemnifying Party to provide the above-mentioned written notice of an Asserted Liability within 30 days after receipt of a Claims Notice with respect to an Asserted Liability shall be deemed an election not to defend the same. Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party's expense, to do so in such manner as it deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder during such 30 day period without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          (c) The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Asserted Liability which it has elected, or is deemed to have elected, not to defend, with its own counsel and at its own expense. If the Indemnifying Party seeks to question (i) the manner in which the Indemnified Party defended an Asserted Liability with respect to which the Indemnifying Party elected, or is deemed to have elected, not to defend or (ii) the amount or nature of any settlement entered into by the Indemnified Party in connection with such Asserted Liability, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Asserted Liability in a reasonably prudent manner.

          (d)  Except as provided in the first sentence of paragraph (b) of this
Section 6.03, the Indemnifying Party shall bear all costs of defending any Asserted Liability and shall indemnify and hold the Indemnified Party harmless against and from all costs, fees and expenses incurred in connection therewith.

          (e) Lincoln and UNUM shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability and shall cooperate with each other in the defense thereof.

          Section 6.04.  Indemnification Payments.  Subject to a party's right
                         ------------------------
to defend pursuant to Section 6.03 hereof, an Indemnifying Party hereunder shall make an indemnification payment with respect to a Loss promptly after a Claims Notice is received. All such payments shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.


                                  ARTICLE VII

                              PREMIUMS; RECOVERIES
                              --------------------

          As consideration for the indemnity reinsurance of the Coinsured Liabilities, Lincoln shall, pursuant to the Administrative Services Agreement, collect and retain all premiums, contract loan repayments and other amounts payable with respect to the general account portion of the Non-Novated Contracts. UNUM shall promptly pay to Lincoln any such amounts actually received by UNUM. However, as security for the payment of Lincoln's obligations hereunder, UNUM shall be entitled to withhold actual ownership of contract loans under the Non-Novated Contracts. In addition, UNUM shall have the right to retain contract loan repayments under the Non-Novated Contracts, and Lincoln shall pay UNUM all such contract loan repayment amounts collected by Lincoln pursuant to the Administrative Services Agreement, upon the occurrence of any of the events specified in Section 11.02 hereof that would entitle UNUM to withdraw amounts from the Trust Account, subject to the limitations specified therein on the use of funds withdrawn from the Trust Account.


                                  ARTICLE VIII

                               EXPENSE ALLOWANCE
                               -----------------

          Lincoln shall pay UNUM a monthly expense allowance (the "Expense Allowance") equal to the product of (x) and (y), where (x) is .0001666 and (y) is the mean level of General Account Reserves with respect to the Coinsured Contracts for such month; provided, however, that, for purposes of calculating the Expense Allowance, General Account Reserves shall not be included during the first six months after the date hereof with respect to Coinsured Contracts for which either (i) all necessary contract filings have been made by June 1, 1996 or (ii) all necessary contract filings are made at the earliest date permitted by the Securities and Exchange Commission and/or the New York Insurance Department (as the case may be) if such earliest date permitted is later than June 1, 1996.


                                   ARTICLE IX

                                   ACCOUNTING
                                   ----------

          Pursuant to and in accordance with the terms of the Administrative Services Agreement, Lincoln will provide to UNUM accounting and settlement reports as to the Coinsured Contracts.


                                   ARTICLE X

                               TRANSFER OF ASSETS
                               ------------------

          In consideration of the assumption of the UNUM Separate Account Liabilities under the Novated Contracts, UNUM shall, on the Assumption Date of each Coinsured Contract which has UNUM Separate Account Liabilities related thereto, transfer to the appropriate Lincoln Separate Account the assets of the UNUM Separate Account which relate to the UNUM Separate Account Liabilities arising under each Coinsured Contract so novated. In addition, on the respective Assumption Dates of the Coinsured Contracts, UNUM shall transfer and assign to Lincoln all contract loans under the Novated Contracts.

                                  ARTICLE XI

                                 TRUST ACCOUNT
                                 -------------

          Section 11.01.  General Account Reserves.  UNUM agrees that it will
                          ------------------------
establish General Account Reserves as of the last day of each month during the term of this Agreement and will forward to Lincoln a statement showing such General Account Reserves and the aggregate amount of contract loans under the Non-Novated Contracts (the "General Account Reserves Statement") within five Business Days after receipt from Lincoln of the monthly accounting statement for such month pursuant to the terms of the Administrative Services Agreement.

          Section 11.02.  Trust Fund.  (a)  Lincoln has entered into the Trust
                          ----------
Agreement and has established a trust account (the "Trust Account") thereunder for the benefit of UNUM with respect to the General Account Reserves. Lincoln agrees that it will maintain in the Trust Account (in addition to any assets required to be maintained in the Trust Account under the Indemnity Reinsurance Agreement and the Post-Closing Indemnity Reinsurance Agreement) assets having a market value not less than an amount equal to the General Account Reserves less the aggregate amount of contract loans under the Non-Novated Contracts (the "Required Amount"), to be held in trust by Trustee for the benefit of UNUM as security for the payment of Lincoln's obligations to UNUM under this Agreement. Following the receipt of each General Account Reserves Statement, Lincoln shall, to the extent that the market value of the assets held in the Trust Account on the last day of the month just ended (the "Calculated Asset Value") is less than the Required Amount so calculated, within five Business Days of its receipt of such General Account Reserves Statement, transfer to the Trust Account assets with a market value on the date of transfer at least equal to the difference between the Required Amount and the Calculated Asset Value.

          (b) Lincoln agrees that the assets so deposited shall be valued according to their current fair market value and shall consist only of investments of the type specified on Schedule 11.02 hereto and that the investment and reinvestment thereof shall be consistent with Lincoln's investment strategy in connection with its general account.

          (c) Lincoln and UNUM, prior to depositing assets with Trustee, shall execute all assignments, endorsements in blank, or transfer legal title to Trustee of all shares, obligations or any other assets requiring assignments, in order that Trustee may whenever necessary negotiate any such assets without consent or signature from Lincoln, UNUM or any other Person.

          (d) Lincoln and UNUM agree that the assets in the Trust Account may be withdrawn by UNUM in accordance with the procedures set forth in the Trust Agreement; provided such assets are applied and utilized by UNUM (or any
           --------
successor of UNUM by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of UNUM) solely on the basis of the liability of UNUM under the Non-Novated

Contracts, without diminution because of the insolvency of UNUM or the Lincoln, under the following circumstances and for the following purposes:

               (i) in the event that (A) the Standard & Poor's Corporation Claims-Paying Ability rating of Lincoln becomes less than A+ or the Moody's Investors Service, Inc. Financial Strength rating of Lincoln becomes less than A1 or (B) Lincoln becomes the subject of a delinquency proceeding within the meaning of Section 27-9-1-2 of the Indiana Insurance Law, in each case:

                       (x) to reimburse UNUM for Lincoln's share of surrenders,
                    contract loans and benefits paid by UNUM pursuant to the provisions of the Coinsured Contracts, to the extent not paid directly by Lincoln when due pursuant to the terms of the Administrative Services Agreement;

                       (y) to pay UNUM the expense allowance described in
                    Section 5.01 hereof, to the extent not paid directly to UNUM by Lincoln when due; and

                       (z) to pay any other amounts due UNUM under this
                    Agreement, to the extent not paid directly to UNUM by Lincoln when due.

               (ii) in the event that the Standard & Poor's Corporation Claims-Paying Ability rating of Lincoln becomes less than A or the Moody's Investors Service, Inc. Financial Strength rating of Lincoln becomes less than A2, in addition to the purposes set forth above, to fund accounts specifically established by UNUM to cover loss exposures of UNUM in an amount equal to the Required Amount.

In the event that UNUM withdraws assets from the Trust Account in excess of actual amounts required to meet Lincoln's obligations to UNUM, UNUM will return such excess to the Trust Account, plus interest in an amount equal to the actual earnings on the assets withdrawn from the Trust Account during the period that the amounts were withdrawn.

          (e) Lincoln and UNUM agree that the assets of the Trust Account may be withdrawn by Lincoln in accordance with the procedures set forth in the Trust Agreement, provided that either:

               (i) Lincoln shall, at the time of any such withdrawal and transfer, replace the withdrawn assets with other assets of a type permitted in Section 11.02 (b) above, having a market value at least equal to the market value of the assets so withdrawn, in order to maintain in the Trust Account assets having a market value at least equal to the Required Amount, or

               (ii) after such withdrawal and transfer, the market value of the assets remaining in the Trust Account is not less than the Required Amount;

provided, however, that Lincoln may make withdrawals pursuant to subsection
--------  -------
(e)(ii) of this Section 11.02(e) only once in any month and only after the receipt of the General Account Reserves Statement showing General Account Reserves and contract loans under the Non-Novated Contracts, each as of the end of the previous month.

          (f) UNUM hereby agrees to execute each Lincoln Certificate presented to it for execution, as contemplated by Section 2.09(b) of the Trust Agreement, which is executed by a duly authorized officer of Lincoln and accompanied by evidence reasonably satisfactory to UNUM that the withdrawal requested therein is permitted under Section 11.02(e). UNUM hereby also agrees to execute a Termination Certificate presented to it for execution which is executed by a duly authorized officer of Lincoln and accompanied by evidence reasonably satisfactory to UNUM of the validity of the statements set forth therein.


                                  ARTICLE XII

                                   INSOLVENCY
                                   ----------

          Lincoln hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by Lincoln on the basis of the liability of UNUM under the Coinsured Contract or Contracts reinsured on an indemnity basis, without diminution because of the insolvency, liquidation or rehabilitation of UNUM or the appointment of a conservator, receiver, liquidator or statutory successor of UNUM, directly to UNUM or to its conservator, receiver, liquidator or other statutory successor. It is agreed that any conservator, receiver, liquidator or statutory successor of UNUM shall give prompt written notice to Lincoln of the pendency or submission of a claim under any such Coinsured Contract or Contracts. During the pendency of such claim, Lincoln may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to UNUM or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by Lincoln is chargeable against UNUM as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to UNUM solely as a result of the defense undertaken by Lincoln.


                                 ARTICLE XIII

                                    OFFSETS
                                    -------

          Any debts or credits between UNUM and Lincoln arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.

                                  ARTICLE XIV

                  RIGHTS WITH RESPECT TO COINSURED LIABILITIES
                  --------------------------------------------

          Lincoln's coinsurance of 100% of the Coinsured Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any other party, including, without limit, any Contractholder, insured, claimant or beneficiary, against Lincoln or any legal relation between any Contractholders, insureds, claimants or beneficiaries and Lincoln.


                                  ARTICLE XV

                              ERRORS AND OMISSIONS
                              --------------------

          Inadvertent delays, errors or omissions made by either Lincoln or UNUM in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such error or omission rectifies the same as soon as possible after discovery thereof. If, as a result of any such delay, error or omission, there is a delay in the transfer of funds to be transferred pursuant hereto, the party responsible for such delay, error or omission shall pay, to the party to whom such funds are to be transferred, interest on the amount of funds to be transferred from the date of such delay, error or omission to and including the date of such transfer of funds at a rate equal to the average rate of earnings on assets held in the Trust Account during such period.


                                  ARTICLE XVI

                              DUTY OF COOPERATION
                              -------------------

          Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. This duty to cooperate shall include obtaining the governmental and regulatory consents and approvals and taking the other steps necessary for the assumption of the Coinsured Contracts, as described in Article III.


                                 ARTICLE XVII

                                  ARBITRATION
                                  -----------

          It is the intention of the parties hereto that customs and usages of the business of indemnity reinsurance and assumption reinsurance shall be given full effect in the interpretation of this Agreement other than to the extent the unique aspects of the transaction render such customs and usages inapplicable. The parties hereto shall act in all things with the highest good faith. Any dispute or difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration, which shall be mandatory and binding; provided, however, that this Article shall not apply in the event Lincoln shall become subject to a delinquency proceeding as defined in Section 27-9-1-2 of the Indiana Insurance Law. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

          The arbitration shall be held in Portland, Maine, and the arbitration panel shall consist of three arbitrators who must be active or retired executive officers of life insurance companies other than the parties to this Agreement, their affiliates or subsidiaries. UNUM shall appoint one arbitrator and Lincoln the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Academy of Actuaries.

          Decisions of the arbitrators shall be by majority vote. The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide. Judgment on any award granted by the arbitrators may be entered in a Federal court of competent jurisdiction located in Portland, Maine.


                                 ARTICLE XVIII

                                  TERMINATION
                                  -----------

          Unless extended by written consent of each of the parties hereto, this Agreement shall terminate automatically with respect to the issuance of new group annuity contracts 18 months after the date hereof and as to each Coinsured Contract on the effective date of novation of such Coinsured Contract pursuant to Article III hereof.


                                  ARTICLE XIX

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 19.01.  Notices.  Any notice required or permitted hereunder
                          -------
shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (1)  If to Lincoln to:

               The Lincoln National Life Insurance Company
               1300 South Clinton Street
               P.O. Box 1110
               Fort Wayne, Indiana  48601-1110
               Attention:  Carl L. Baker
               Telecopier No.:  (219) 455-5135

               With a concurrent copy to:

               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004
               Attention:  David A. Massey
               Telecopier No.:  (202) 637-3593

          (2)  If to UNUM to:

                UNUM Life Insurance Company of America
                2211 Congress Street
                Portland, Maine 04122
                Attention:  Kevin J. Tierney
                Telecopier No.:  (207) 770-4377

               With a concurrent copy to:

                LeBoeuf, Lamb, Greene & MacRae, L.L.P
                125 West 55th Street
                New York, New York  10019
                Attention:  Donald B. Henderson, Jr.
                Telecopier No.:  (212) 424-8500

          Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.

          Section 19.02.  Amendment.  This Agreement may not be modified,
                          ---------
changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

          Section 19.03.  Counterparts.  This Agreement may be executed by the
                          ------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          Section 19.04.  No Third Party Beneficiaries.  Nothing in this
                          ----------------------------
Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 19.05.  Assignment.  This Agreement shall be binding upon and
                          ----------
inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

          Section 19.06.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY
                          -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.


          IN WITNESS WHEREOF, UNUM and Lincoln have executed this Agreement as of the date first above written.


                                              UNUM LIFE INSURANCE COMPANY
                                               OF AMERICA



                                              By: /s/ Kevin J. Tierney
                                                  ----------------------
                                                  Name:   Kevin J. Tierney
                                                  Title:  Senior Vice President
                                                          and General Counsel


                                              THE LINCOLN NATIONAL LIFE
                                               INSURANCE COMPANY



                                               By: /s/ Kelly D. Clevenger
                                                   ------------------------
                                                   Name:  Kelly D. Clevenger
                                                   Title: Vice President